EX-99(d)(2)

Schedule A

Fund	Effective Date	Fee
PENN Capital Small/Mid Cap Equity Fund	November 20, 2015	0.90%
PENN Capital Small Cap Equity Fund	November 20, 2015	0.95%
PENN Capital Opportunistic High Yield Fund	November 20, 2015	0.69%
PENN Capital Senior Floating Rate Income Fund	November 20, 2015	0.69%
PENN Capital Micro Cap Equity Fund	July 1, 2017	1.00%
PENN Capital Small Cap Value Equity Fund	July 1, 2017	0.85%
PENN Capital Defensive Short Duration High Income Fund	July 1, 2017	0.45%

As Amended June 1, 2017